[C&K Logo]   CROMPTON & KNOWLES
             CORPORATION






Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Crompton & Knowles Corporation to be held at 11:15 a.m. on Tuesday, April 29, 1997, at the Tara Stamford
Hotel, 2701 Summer Street, Stamford, Connecticut.

Information about the business of the meeting and the nominees for election as members of the Board of Directors is set forth in the formal meeting notice and Proxy Statement on the following pages. This year you are asked to elect directors, to approve the material terms of the performance goals under which annual incentive compensation is to be determined under the 1997 Management Incentive Plan and to ratify the Board of Directors' selection of an independent auditor for the fiscal year ending December 27, 1997.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the session in person, we hope that you will vote on the matters to be considered and sign, date and return your proxy in the enclosed envelope as promptly as possible.

The Company's fiscal year 1996 Annual Report is being mailed to stockholders herewith, but it is not part of the proxy solicitation material.



                              Respectfully yours,

                              /s/ Vincent A. Calarco

                              Vincent A. Calarco
                              Chairman, President &
                              Chief Executive Officer


March 28, 1997

___________________________________________________________

      Notice of 1997 Annual Meeting of the Stockholders
___________________________________________________________


To the Stockholders:

     The 1997 annual meeting of the stockholders of Crompton & Knowles Corporation will be held at the Tara Stamford Hotel, 2701 Summer Street, Stamford, Connecticut, on Tuesday, April 29, 1997, at 11:15 A.M. in the morning, local time, to consider and act upon the following matters:

     1. The election of three directors to serve for a term expiring in 2000, described beginning at page 1 of the Proxy Statement which follows;

     2. A proposal to ratify the selection by the Board of Directors of an independent auditor for 1997, described beginning at page 14;

     3. A proposal to approve the material terms of the performance goals under which annual incentive compensation is determined under the 1997
         Management Incentive Plan, described beginning at page 14; and

     4. Such other business as may properly come before the meeting.

     Your attention is directed to the accompanying Proxy
Statement for additional information with respect to the matters to be considered at the meeting.

     Stockholders of record at the close of business on February 28, 1997, are entitled to notice of the annual meeting and may vote at the meeting and any adjournment thereof. We urge you to date, sign and return the enclosed proxy promptly whether or not you plan to attend the annual meeting. If you attend the meeting, you may still vote your shares in person, if you wish.

                         By Order of the Board of Directors,

                              /s/ John T. Ferguson II

                              JOHN T. FERGUSON II
                                   Secretary
March 28, 1997


Crompton & Knowles Corporation, One Station Place, Metro
Center, Stamford, CT 06902


                     PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Crompton & Knowles Corporation (the "Corporation") for use at the annual meeting of the stockholders of the Corporation to be held on April 29, 1997, at the Tara Stamford Hotel, 2701 Summer Street, Stamford, Connecticut, and at any adjournment thereof.

     Holders of Common Stock of the Corporation of record at the close of business on February 28, 1997, the record date, are entitled to notice of and to vote at the meeting and any adjournment thereof. On the record date, there were outstanding and entitled to vote 72,961,866 shares of Common Stock, each of which is entitled to one vote. The Corporation has no other voting securities issued and outstanding.

     If a stockholder is participating in the Corporation's
Dividend Reinvestment Plan, the shares held in a person's account under the Plan will be voted automatically in the same way that such person's shares held of record are voted.

     Any stockholder giving a proxy may revoke it by executing another proxy bearing a later date or by notifying the Secretary in writing at any time prior to the voting of the proxy. Mere attendance at the annual meeting does not revoke a proxy.

     The Corporation's annual report for the fiscal year ended
December 28, 1996, accompanies this Proxy Statement. It is not proxy soliciting material, nor is it incorporated herein by reference.

     This Proxy Statement and the enclosed form of proxy are first being sent to stockholders on or about March 28, 1997.


               PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following persons were known to the Board of Directors to be the beneficial owner of more than 5% of the Corporation's outstanding voting securities as of February 28, 1997:

Common   Loomis Sayles & Company L.P.        6,981,450     9.6%
         One Financial Center
         Boston, MA 02111

Common   Mellon Bank Corporation             6,041,000     8.3%
         One Mellon Bank Center
         500 Grant Street
         Pittsburgh, PA 15258-0001

Common   The Equitable Companies Incorporated 5,275,901    7.2%
         787 Seventh Avenue
         New York, NY 10019

Common   FMR Corp.                           3,944,082     5.4%
         82 Devonshire Street
         Boston, MA 02109


              ELECTION OF THREE DIRECTORS

     The By-Laws of the Corporation provide for a Board of Directors of not less than six nor more than fifteen members, as determined from time to time by resolution of the Board, divided into three classes. Directors of one class are elected each year for a term of three years. There are presently nine directors in office, three of whom are standing for election at this year's meeting as Class III directors whose term will expire at the 2000 annual meeting, three of whom are Class I directors whose term expires at the 1998 annual meeting and three of whom are Class II directors whose term expires at the 1999 annual meeting. The Board has nominated the three persons named below to serve as Class III directors for a three-year term expiring at the 2000 annual meeting and until their respective successors are elected and have qualified. Shares represented by the accompanying proxy are intended to be voted, unless authority so to vote is withheld, for such nominees.
The Class III nominees include members of the present Board who have served as directors since the dates set forth after their names. All of the nominees and all of the incumbent directors have previously been elected by the stockholders. If any of the nominees is not available, an event not anticipated, the proxies will be voted for the other nominees and for a substitute if any is designated by the Board of Directors.

Nominees For Director

     CLASS III (to serve until the annual meeting of stockholders in 2000):

     Robert A. Fox, 59, is President and Chief Executive Officer of Foster Poultry Farms, a privately held, integrated poultry company, Livingston, CA. He is former Executive Vice President of Revlon, Inc., a cosmetics, fragrances and toiletries manufacturer, New York, NY; and former Chairman and Chief Executive Officer of Clarke Hooper America, an international marketing services firm, Irvine, CA. Mr. Fox has been a director of the Corporation since 1990 and is the Chairman of the Nominating Committee and a member of the Executive Compensation Committee. He is also a director of the American Balanced Fund, the Growth Fund of America, Inc., the New Perspective Fund and the Income Fund of America, Inc., and a trustee of the Euro-Pacific Growth Fund.

     Roger L. Headrick, 60, is President and Chief Executive Officer of the Minnesota Vikings Football Club, Eden Prairie, MN, and President and Chief Executive Officer of ProtaTek International, Inc., a biotechnology animal vaccine company, St. Paul, MN. Mr. Headrick is former Executive Vice President and Chief Financial Officer of The Pillsbury Company, a food processing and restaurant company, Minneapolis, MN. He has been a director of the Corporation since 1988 and is the Chairman of the Finance Committee and a member of the Executive Compensation Committee. He also serves as a member of the Board of Directors of MedPartners Inc.

     Leo I. Higdon, Jr., 50, is the Dean of the Darden Graduate School of Business Administration at the University of Virginia, Charlottesville, VA, and a former Managing Director and member of the Executive Committee of Salomon Brothers, an investment banking firm, New York, NY. Mr. Higdon became a director of the Corporation in 1993 and is Chairman of the Audit Committee and a member of the Finance Committee. He is a director of CPC International Corporation and Newmont Mining Corp.

Incumbent Directors

     CLASS I (to serve until the annual meeting of stockholders in 1998):

     James A. Bitonti, 66, is President and Chief Executive Officer of TCOM, L.P., an aerostat systems manufacturer, integrator and operator, Columbia, MD. He is a retired Vice President of International Business Machines Corporation, where he held the positions of Assistant Group Executive of the Asia/Pacific Group and President of the Communication Products Division. Mr. Bitonti has been a director of the Corporation since 1983 and is Chairman of the Executive Compensation Committee. He also serves as a member of the Board of Directors of Raytheon E-Systems, Inc. and KFX, Inc.

     Michael W. Huber, 69, is a director and the retired Chairman of the Board of J.M. Huber Corporation, a diversified manufacturing and natural resource development company, Edison, NJ. He has been a director of the Corporation since 1983 and is a member of the Executive Compensation Committee and the Audit Committee. He also serves as a director of Norland Medical Systems, Inc.

     Patricia K. Woolf, Ph.D., 62, is a private investor, and lecturer in the Department of Molecular Biology, Princeton University. She has been a director of the Corporation since 1994 and is a member of the Audit Committee and the Nominating Committee. Dr. Woolf is also a director of the American Balanced Fund, the Income Fund of America, Inc., the Growth Fund of America, Inc., Smallcap World Fund, Inc., the New Economy Fund, the National Life Insurance Co. of Vermont, and General Public Utilities Corporation.

     CLASS II (to serve until the annual meeting of stockholders in 1999):

     Vincent A. Calarco, 54, Chairman of the Board, President and Chief Executive Officer of the Corporation. Mr. Calarco has been a director since 1985 and is a member of the Finance
Committee.

     Charles J. Marsden, 56, Senior Vice President and Chief
Financial Officer of the Corporation. Mr. Marsden has been a director of the Corporation since 1985.

     C.A. (Lance) Piccolo, 56, is President and Chief Executive Officer of HealthPIC Consultants, Inc., a strategic health-care consulting firm in Lincolnshire, IL. Prior to the merger of Caremark International Inc. and MedPartners/Mullikin, Inc., he was the Chairman and Chief Executive Officer of Caremark International Inc., a provider of alternate-site health-care services. He is former Executive Vice President of Baxter International Inc., a supplier of health-care products, Deerfield, IL. He has been a director of the Corporation since 1988 and is a member of the Audit Committee and the Nominating Committee. Mr. Piccolo also serves as a director and Vice Chairman of the Board of MedPartners, Inc.

Board Meetings and Committees

     The Board of Directors held six regular and two special meetings during 1996. All of the directors attended at least
75% of the aggregate of the meetings of the Board and of the committees on which they served in 1996.

     The Board has established four committees to assist it in the discharge of its responsibilities. The Audit Committee, no member of which is an employee of the Corporation, meets periodically with the Corporation's independent auditor to review the scope of the annual audit and the policies relating to internal auditing procedures and controls, provides general oversight with respect to the accounting principles employed in the Corporation's financial reporting, and reviews the Corporation's annual report on Form 10-K prior to its filing each year. The Audit Committee also recommends to the Board each year the selection of the auditor, has responsibility for approving professional non-audit services provided by the independent auditor, considers the possible effect of providing such non-audit services on the auditor's independence, and reviews the range of fees of the auditor for both audit and non-audit services. The Audit Committee held two meetings during 1996.

     The Committee on Executive Compensation is composed of directors who are not employees of the Corporation. Its functions include approval of the level of compensation for executive officers serving on the Board, adoption of bonus and deferred compensation plans and arrangements for executive officers, and administration of the Crompton & Knowles Corporation 1993 Stock Option Plan for Non-Employee Directors, the Crompton & Knowles Corporation Restricted Stock Plan for Directors and the Corporation's 1988 Long-Term Incentive Plan (the "1988 Plan"). The Executive Compensation Committee held three meetings during 1996.

     The Board established a Finance Committee in 1996, composed of directors a majority of whom are not employees of the Corporation. The Committee has the authority, which it may exercise when the Board is not in session, to approve certain debt financings and reviews and makes recommendations to the Board regarding the issuance or reacquisition of securities, major debt financings, capital expenditures, acquisitions, divestitures and other expenditures, dividend policy, management of pension assets, and risk management policy and strategy. The Finance Committee did not meet in 1996.

     The Nominating Committee is composed of directors who are not employees of the Corporation. The Committee makes recommendations with respect to the organization, size, and composition of the Board, identifies suitable candidates for Board membership and reviews their qualifications, proposes a slate of directors for election by the stockholders at each annual meeting, and assists the Board in providing for orderly succession in the top management of the Corporation. The Nominating Committee met once in 1996.

Compensation of Directors

     Directors who are employees of the Corporation receive no additional compensation for services on the Board of Directors. Members of the Board who are not employees receive an annual retainer of $25,000 (committee chairmen receive an additional retainer of $2,500) and a fee of $8,500 for meeting service, and are reimbursed for expenses incurred in attending meetings. The Corporation provides accidental death and travel insurance coverage for each non-employee director.

     Under the Crompton & Knowles Corporation Restricted Stock Plan for Directors, one quarter of each director's retainer and fees is paid in shares of the Corporation's Common Stock. A director may elect to receive any portion or all of the remainder of the retainer and fees in Common Stock under the plan. All shares issued under the plan are held by the Corporation until the recipient of the shares leaves the Board, however the directors receive all dividends on the shares and may vote the shares.

     The Crompton & Knowles Corporation 1993 Stock Option Plan for Non-Employee Directors provides for the issuance to non-employee directors on the date of the first meeting of the Board each year of an option to purchase that number of full shares of the Corporation's Common Stock determined by dividing an amount equal to twice the annual retainer payable to non-employee directors for service on the Board by the fair market value of the stock on the date of the grant. The exercise price of the options is to be equal to such fair market value on the date of grant. The options are to vest over a two-year period and are to be exercisable over a ten-year period from the date of grant. Options to be granted under the plan are nonstatutory options not intended to qualify as incentive stock options under the Internal Revenue Code of 1986.

Stockholder Nominations

     The Nominating Committee will consider qualified candidates proposed by stockholders for Board membership in accordance with the procedure set forth in the By-Laws. Any stockholder entitled to vote in the election of directors may nominate one or more persons for election as directors at a meeting if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by mail, postage prepaid, to the Secretary of the Corporation not later than (a) with respect to an election to be held at an annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;
(iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (v) the consent of each nominee to serve as a director of the Corporation, if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

               SECURITY OWNERSHIP OF MANAGEMENT

     The nominees and incumbent directors and the executive officers of the Corporation have advised that they were directly or indirectly the beneficial owners of outstanding Common Stock of the Corporation at the close of business on February 28, 1997, as set forth below, in each case representing less than one percent of such shares outstanding except as otherwise indicated.

                                    Amount and
                                    Nature of
Title      Name of Beneficial       Beneficial      Percent of
of Class   Owner                    Ownership(1)       Class

Common     Vincent A. Calarco......  1,864,938(2)        2.5%
Common     James A. Bitonti........     32,828(3)
Common     Robert A. Fox...........     34,109(4)
Common     Roger L. Headrick.......     60,471(5)
Common     Leo I. Higdon, Jr.......      4,770(6)
Common     Michael W. Huber........     23,038(7)
Common     Charles J. Marsden......    490,585(8)
Common     C.A. (Lance) Piccolo....     17,600(9)
Common     Patricia K. Woolf.......      5,683(10)
Common     Joseph B. Eisenberg.....    195,195(11)
Common     Alfred F. Ingulli.......    359,587(12)
Common     William A. Stephenson...    119,342(13)
Common     Directors and Executive
           Officers as a Group
           (18 persons)............  4,774,422(14)       6.4%
___________
(1) Except as noted below, the officers and directors have both sole voting and sole investment power over the shares reflected in this table.

(2) Includes 868,496 shares which Mr. Calarco had the right to acquire through stock options exercisable within 60 days of February 28, 1997; 522,263 shares held under the 1988 Plan and the Employee Stock Ownership Plan, as to which he has voting but no investment power; and 58,872 shares owned by his wife and 23,187 shares held by him or his wife as custodian for their children, as to which he disclaims beneficial ownership.

(3) Includes 3,789 shares which Mr. Bitonti had the right to acquire through stock options exercisable within 60 days of February 28, 1997; 11,200 shares owned jointly by Mr. Bitonti with his wife; 12,383 shares held under the Restricted Stock Plan for Directors; and 4,800 shares owned by his wife as to which he disclaims beneficial ownership.

(4) Includes 3,789 shares which Mr. Fox had the right to acquire through stock options exercisable within 60 days of February 28, 1997; and 10,337 shares held under the Restricted Stock Plan for Directors.

(5) Includes 3,789 shares which Mr. Headrick had the right to acquire through stock options exercisable within 60 days of February 28, 1997; and 12,062 shares held under the Restricted Stock Plan for Directors.

(6) Includes 2,947 shares which Mr. Higdon had the right to acquire through stock options exercisable within 60 days of February 28, 1997; and 1,823 shares held under the Restricted Stock Plan for Directors.

(7) Includes 3,789 shares which Mr. Huber had the right to acquire through stock options exercisable within 60 days of February 28, 1997; and 9,249 shares held under the Restricted Stock Plan for Directors.

(8) Includes 262,626 shares which Mr. Marsden had the right to acquire through stock options exercisable within 60 days of February 28, 1997; 88,440 shares held under the 1988 Plan and the Employee Stock Ownership Plan, as to which he has voting but no investment power; and 19,000 shares owned by his wife as to which he disclaims beneficial ownership.

(9) Includes 3,789 shares which Mr. Piccolo had the right to acquire through stock options exercisable within 60 days of February 28, 1997; and 10,872 shares held under the Restricted Stock Plan for Directors.

(10) Includes 2,014 shares which Dr. Woolf had the right to acquire through stock options exercisable within 60 days of February 28, 1997; and 3,624 shares held under the Restricted Stock Plan for Directors.

(11) Includes 122,485 shares which Mr. Eisenberg had the right to acquire through stock options exercisable within 60 days of February 28, 1997; 25,000 shares owned by his wife as to which he disclaims beneficial ownership.

(12) Includes 236,230 shares which Mr. Ingulli had the right to acquire through stock options exercisable within 60 days of February 28, 1997.

(13) Includes 76,293 shares which Mr. Stephenson had the right to acquire through stock options exercisable within 60 days of February 28, 1997.

(14) Includes 2,244,771 shares which the officers and directors in the group had the right to acquire through stock options exercisable within 60 days of February 28, 1997.




         REPORT OF THE COMMITTEE ON EXECUTIVE COMPENSATION

Executive Compensation Philosophy

     The compensation program for the Corporation's executive officers is administered in accordance with a pay for performance philosophy to link executive compensation with the values, objectives, business strategy, management initiatives and financial performance of the Corporation. In addition, a significant portion of each executive officer's compensation is contingent upon the creation of shareholder value.

     The Committee on Executive Compensation of the Board (the "Committee") believes that stock ownership by management and restricted stock-based performance compensation plans serve to align the interests of management and other stockholders in the enhancement of shareholder value. The Committee further maintains that long-term strategic leadership commitment is promoted through vesting a significant portion of restricted stock performance awards at retirement.

     The compensation of the Corporation's executive officers is comprised of cash and equity components and is designed to be competitive and highly leveraged based upon corporate financial performance and shareholder returns. The compensation program provides an opportunity to earn compensation in the third quartile within the chemical industry as well as within a broader group of companies of comparable size and complexity. Actual compensation levels may be greater or less than average competitive levels in surveyed companies based upon annual and long-term performance of the Corporation as well as individual performance. The measures of performance utilized under the Corporation's compensation plans are as follows:

    . Annual actual earnings performance versus targeted performance.

    . Annual actual sales performance versus targeted performance.

    . Annual actual working capital performance versus targeted performance.

    . Annual actual cash flow performance versus targeted performance.

    . Three-year average annual return on capital and after-tax earnings per share growth.

Base Salaries

     Base salaries and salary ranges for the executive officers are based upon competitive norms gathered from several national and highly recognized compensation services. The Committee on Executive Compensation reviews and approves the salary ranges for the executive officers.

Management Incentive Plan

     The Corporation's Management Incentive Plan is an annual incentive program for executive officers and other key managers. The purpose of the plan is to provide a direct financial incentive in the form of an annual cash award to executives who achieve the annual goals for their business unit and the Corporation.

Stock Options and Restricted Stock

     The stock option and restricted stock program is a long-term incentive plan for the Corporation's executive officers and other key managers. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable executives to develop and maintain a significant, long-term stock ownership position in the Corporation's Common Stock.

     The executive officers listed in the compensation table below receive a major portion of their compensation in the form of shares of the Corporation's Common Stock. They receive annual grants of stock options, priced at fair market value on the date of grant. The number of options granted in 1996, exclusive of the options granted in connection with the merger with the Corporation of Uniroyal Chemical Corporation ("Uniroyal"), was in the second quartile of all companies included in industrial company survey data available to the Committee. The factors used to award options include overall corporate performance, percentile rankings, base salary, and total compensation. To recognize the extraordinary efforts of certain key managers, including the executive officers listed in the table on page 10, and to secure a motivated management team for the future, the Committee made a special one-time grant of options in connection with the Uniroyal merger.

     In addition, the Corporation's executive officers have received the opportunity under the 1988 Plan to earn shares of restricted stock based upon the Corporation's cumulative after-tax earnings growth and return on capital over a three-year period, the current period being 1996 - 1998. These grants have the potential to deliver above-average compensation if the goals are met. If the employment of an individual terminates after an award is earned for any reason other than death, disability, retirement, or a change in control of the Corporation, any shares that have not vested will be forfeited.

Compensation of Chief Executive Officer

     In recognition of Mr. Calarco's significantly increased responsibilities following the merger with Uniroyal, the Committee increased Mr. Calarco's base salary to $700,000 during fiscal year 1996. The Committee believes Mr. Calarco has continued to manage the Corporation extremely well in a particularly challenging business climate and has achieved above average long-term results in comparison to others in the chemical industry. The annual stock option and restricted stock awards granted to Mr. Calarco during 1996 are consistent with the design of the Corporation's executive compensation program as described above, and the options and restricted stock included in those grants, together with the stock options granted Mr. Calarco in connection with the merger with Uniroyal, are shown in the compensation table below. Following the Uniroyal merger, the Committee undertook the revision and integration of the two companies' incentive compensation plans, and, in that connection, terminated the Annual Incentive Compensation Plan for "A" Group of Senior Executives in which Mr. Calarco participated. In recognition of the increase in shareholder value resulting from the merger with Uniroyal consummated in 1996 and of Mr. Calarco's pivotal role in the transaction, the Committee in its discretion awarded Mr. Calarco a cash bonus for 1996 of $650,000.

Tax Deductibility of Executive Compensation

     The Committee's policy on the tax deductibility of compensation paid to the Corporation's CEO and other executive officers is to maximize deductibility to the extent possible without abdicating all of its discretionary power. To this end, the Committee has reviewed all of the Corporation's plans and has taken several actions as follows. First, the Committee has assured that the gains on non-qualified stock option grants will be deductible by amending the 1988 Plan to place a limit on the number of option shares that one individual may receive. The limit is 25% of the total share authorization. Secondly, the Committee resolved to continue the practice of not repricing options. Finally, at the 1997 annual meeting of stockholders, the stockholders are being asked to approve the material terms of the performance goals for the 1997 Management Incentive Plan which is "performance-based" under section 162(m) of the Internal Revenue Code. Amounts paid under the plan will be fully deductible.

Committee on Executive Compensation

     Decisions on compensation of the Corporation's executive officers are made by the four member Committee on Executive Compensation, a committee of the Board of Directors composed of the persons listed below, all of whom are non-employee directors. The Committee has retained an independent executive compensation consultant which has access to independent compensation data to evaluate the Corporation's executive compensation program.

     The Committee on Executive Compensation:

                    James A. Bitonti, Chairman
                    Robert A. Fox
                    Roger L. Headrick
                    Michael W. Huber

     Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report of the Committee on Executive Compensation and the following Performance Graph shall not be deemed incorporated by reference into any such filings.

                    PERFORMANCE GRAPHS


     The following graph compares the cumulative total return on the Common Stock of the Corporation for the last five fiscal years with the returns on the Standard & Poor's 500 Stock Index, the Standard & Poor's Specialty Chemicals Index and a peer group of 22 specialty chemical companies, assuming the investment of $100 in the Corporation's Common Stock, the S&P 500 Index, the S&P Specialty Chemicals Index and the peer group companies on December 31, 1991, and the reinvestment of all dividends. The peer group investment is weighted based on total market capitalization at the beginning of each fiscal year.

Graph

Comparison of Five-Year Cumulative Return
Crompton & Knowles Corporation, S&P 500, S&P Specialty
Chemicals, and Peer Group

$250

$200                                       S&P 500
                                           S&P Specialty
$150                                       Chemicals
                                           Peer Group
$100                                       C & K

$50

$0
             1991     1992     1993     1994    1995     1996

C&K          $100     $104     $105      $80     $67      $99
S&P 500      $100     $108     $116     $120    $165     $203
Peer Group   $100     $110     $113     $109    $128     $135
S&P Specialty$100     $106     $121     $106    $139     $142
Chemicals


     The graph below shows the cumulative total return to the Corporation's stockholders since December 31, 1984, shortly before Mr. Calarco became President and CEO, compared with the same indices shown on the previous graph, thus illustrating the relative performance of the Corporation's Common Stock during Mr. Calarco's entire tenure with the Corporation.


Graph

Comparison of Twelve-Year Cumulative Return
Crompton & Knowles Corporation, S&P 500,
S&P Specialty Chemicals, and Peer Group

$2,500

$2,000                               C&K
                                     S&P 500
$1,500                               Peer Group

$1,000                               S&P Specialty
                                     Chemicals
  $500

   $0

         1984     1985     1986     1987     1988     1989

C&K      $100     $132     $188     $216     $337     $695
S&P 500  $100     $132     $156     $164     $191     $252
Peer Gr. $100     $132     $159     $178     $197     $258
S&P Spec.$100     $137     $156     $162     $177     $216


         1990    1991    1992    1993    1994    1995    1996

C&K      $792   $2,032  $2,122  $2,135  $1,620  $1,366  $2,020
S&P 500  $244     $318    $342    $376    $382    $524    $645
Peer Gr. $276     $417    $457    $473    $455    $533    $533
S&P Spec.$207     $292    $310    $353    $308    $404    $414

     The specialty chemical peer group comprises the following 22 companies: Betz Laboratories, Inc., The Dexter Corporation, Ecolab Inc., Engelhard Corporation, Ethyl Corporation, Ferro Corporation, H.B. Fuller Company, Great Lakes Chemical Corporation, M. A. Hanna Company, International Flavors & Fragrances Inc., Lawter International, Inc., Loctite Corporation, The Lubrizol Corporation, Nalco Chemical Company, Pall Corporation, Petrolite Corporation, Quaker Chemical Corporation, RPM, Inc., A. Schulman, Inc., Sigma-Aldrich Corporation, Valspar Corporation, and Witco Corporation.

     The S&P Specialty Chemicals Index companies are W.R. Grace
& Co., Great Lakes Chemical Corporation, Morton International
Inc. and Nalco Chemical Company.

                     EXECUTIVE COMPENSATION

     The following tables set forth information concerning compensation paid or to be paid to the chief executive officer of the Corporation and each of the four most highly compensated executive officers of the Corporation other than the chief executive officer, for services to the Corporation in all capacities during 1994, 1995 and 1996, except as noted, and options granted to and exercised by the same individuals during the period indicated. Messrs. Ingulli, Eisenberg and Stephenson were not executive officers of the Corporation prior to the merger with Uniroyal in 1996, and the compensation paid to those individuals for 1994 and 1995 was not for services to the Corporation.

                  Summary Compensation Table

                                 Long Term Compensation
                                       Awards
          Annual Compensation
                                Restricted Securities   All Other
Name and                        Stock      Underlying   Compen-
Principal      Salary  Bonus    Awards     Options      sation
Position  Year  ($)    ($)      ($)(1)      (#)          ($)(2)

Vincent A.
 Calarco 1996  607,916  650,000   2,752,000  620,000     134,213
Chairman
 of the
 Board   1995  495,000  415,000       --     110,000      89,687
President
 and CEO 1994  493,000  300,000       --      78,000     111,870

Charles J.
 Marsden 1996  268,331  160,000     608,250  130,000      56,656
Senior
 Vice
 President 1995  250,000   55,000      --     28,000      39,512
Chief
 Financial
 Officer   1994  240,000   56,000      --     22,000      42,121

Alfred F.
 Ingulli   1996  253,333  120,000   354,000  120,000      29,114
Executive
 Vice Pres., 1995  243,000  165,000     --        --      30,013
Crop
 Protection  1994  232,083   70,000     --      28,349    27,030
Uniroyal Chemical Company, Inc.

Joseph B.
 Eisenberg  1996  233,500   119,000    354,000  120,000   22,881
Executive
 Vice Pres.,1995  212,500    95,000       --       --     21,920
Chemicals
 & Polymers 1994  190,000     --          --     16,709   17,295
Uniroyal Chemical Company, Inc.

William A.
 Stephenson 1996  235,000  110,000     354,000  120,000   45,867
Executive
 Vice Pres.,1995  225,833   90,000         --       --    18,431
Specialty
 Chemicals  1994  183,750   80,000        --      9,894   28,408
Uniroyal Chemical Company, Inc.
__________
(1) The entire restricted stock grant in 1996 for each of the persons shown in the table must be earned during the 1996-1998 performance cycle by achievement of targeted returns on capital and after-tax earnings growth during the period. If an award is earned, it will be distributed in common stock of the Corporation in four equal installments, one at the end of each of the three years 1998-2000 and a final one upon retirement. Should the employment of an individual terminate after an award is earned for any reason other than death, disability, retirement or a change in control of the Corporation, any unvested shares will be forfeited. Total restricted stock outstanding for the persons shown in the table at the end of fiscal year 1996: Vincent A. Calarco, 626,033 shares valued at $12,051,135, of which 482,033 shares valued at $9,279,135 are forfeitable; Charles J. Marsden, 158,982 shares valued at $3,060,404, of which 114,982 shares valued at $2,213,404 are forfeitable; Alfred F. Ingulli, 42,000 shares valued at $808,500, all of which shares are forfeitable; Joseph B. Eisenberg, 42,000 shares valued at $808,500, all of which shares are forfeitable; and William A. Stephenson, 42,000 shares valued at $808,500, all of which shares are forfeitable. Dividends are paid on restricted shares from the date of grant but do not vest and are not distributed until the underlying shares are distributed.

(2) Includes the following amounts paid during 1996 under the Corporation's Supplemental Medical and Dental Reimbursement Plans (SMD), the Uniroyal Chemical Retirement Reserve Fund Plan (RFP), and the Uniroyal Chemical split dollar life insurance plan (SDP), or as employer contributions under the Corporation's Employee Stock Ownership Plan (ESOP) and Individual Account Retirement Plan (IARP) (with that portion of the ESOP and IARP contributions in excess of the Section 401(k) and
        Section 415 limitations having been paid into the Corporation's Benefit Equalization Plan): Mr. Calarco, $3,228 (SMD), $40,919 (ESOP), $51,971 (IARP); Mr.
        Marsden, $4,355 (SMD), $12,932 (ESOP), $16,140 (IARP);
        Mr. Ingulli, $13,012 (SDP), $16,102 (RFP); Mr. Eisenberg, $222 (SMD), $7,034 (SDP), $15,625 (RFP); and Mr.
        Stephenson, $16,106 (SMD), $17,813 (SDP), $11,948 (RFP).



             Option Grants In Last Fiscal Year(1)


                                            Potential Realizable
                                             Value at Assumed
                                            Annual Rates of Stock
                                             Price Appreciation
                     Individual Grants      for Option Term
                     Percent
          Number     of Total
          of         Options
          Securities Granted to
          Underlying Employees  Exercise  Expir-
          Options    in Fiscal  Price     ation
Name      Granted(#) Year      ($/Sh)      Date     5% ($) 10%($)

V.A.
 Calarco 472,416 (2) 22.6% 14.5000  09/20/06 4,352,783 11,056,917
          27,584 (3)  1.3% 14.5000  08/20/06   251,451    637,175
         120,000 (4)  5.7% 16.8750  11/15/06 1,286,766  3,268,635

C.J.
 Marsden  72,416 (2)  3.5% 14.5000  09/20/06   667,232  1,694,900
          27,584 (3)  1.3% 14.5000  08/20/06   251,451    637,175
          30,000 (4)  1.4% 16.8750  11/15/06   321,691    817,159

A.F.
 Ingulli  65,520 (2)  3.1% 14.5000  09/20/06   603,693  1,533,498
          34,480 (3)  1.7% 14.5000  08/20/06   314,313    796,469
          20,000 (4)  1.0% 16.8750  11/15/06   214,461    544,773

J.B.
 Eisenberg 65,520 (2) 3.1% 14.5000  09/20/06   603,693  1,533,498
           34,480 (3) 1.7% 14.5000  08/20/06   314,313    796,469
           20,000 (4) 1.0% 16.8750  11/15/06   214,461    544,773

W.A.
 Stephenson 65,520 (2)3.1% 14.5000  09/20/06    603,693 1,533,498
            34,480 (3)1.7% 14.5000  08/20/06    314,313   796,469
            20,000 (4)1.0% 16.8750  11/15/06    214,461   544,773


(1) An option entitles the holder to purchase one share of the Common Stock of the Corporation at a purchase price equal to the fair market value of the Corporation's Common Stock on the date of grant of all of the options shown in the table. All options are subject to expiration prior to the dates shown in the table in case of death or termination of employment. The purchase price for stock on the exercise of options may be paid in cash or in shares of the Corporation's Common Stock already owned by the option holder, or by a combination thereof. In the event of a change in control of the Corporation, all of the options shown in the table will immediately become exercisable.

(2) Non-qualified options. Twenty percent of the options become exercisable on the first through the fifth anniversary of the date of grant.

(3) Incentive options. Twenty percent of the options become exercisable on the first through the fifth anniversary of the date of grant.

(4) Non-qualified options. Fifty percent of the options become exercisable beginning on the first anniversary of the date of grant, and fifty percent are exercisable beginning on the second anniversary of the date of grant.

           Aggregated Option Exercises In Last Fiscal Year
                 And Fiscal Year-End Option Values

                      Number of Securities   Value of Unexercised
                      Underlying Unexer-     In-the-Money Options
                      cised Options          at FY-End($)
                      FY-End(#)              12/28/96 - FMV
                                             $19.1875

        Shares        Value
        Acquired on   Realized Exercis- Unexer- Exercis- Unexer-
Name    Exercise (#)    ($)    able     cisable able     cisable

Vincent A.
 Calarco
(1)         -     -  988,160 675,000 10,362,481.72  2,961,562.50
Charles J.
 Marsden
(1)         -     -  262,626 144,250  2,449,949.55    626,296.88
Alfred F.
 Ingulli    -     -  236,230 120,000  2,025,624.52    515,000.00
Joseph B.
 Eisenberg  -     -  122,485 120,000    999,332.01    515,000.00
William A.
 Stephenson -     -   76,293 120,000    636,385.09    515,000.00
 ___________
(1)  All numbers reflect the 2-for-1 stock split on May 22, 1992.


Compensation Committee Interlocks and Insider Participation

     Messrs. Fox, Headrick and Huber served as members and Mr. Bitonti served as Chairman of the Executive Compensation Committee of the Board during the last completed fiscal year. No member of the Executive Compensation Committee is a current or former officer or employee of the Corporation or any of its subsidiaries.

Retirement Plans

     Each of the persons shown in the Summary Compensation Table on page 10 is covered by a supplemental retirement agreement with the Corporation. Under each supplemental agreement, the aggregate benefit payable on an annualized basis from employer contributions under the Corporation's Individual Account Retirement Plan (in the case of Messrs. Calarco and Marsden) or Uniroyal Chemical Company, Inc.'s ("Uniroyal Chemical") defined benefit pension plan (in the case of Messrs. Ingulli, Stephenson and Eisenberg) to each officer at normal retirement age will be supplemented by the Corporation (or Uniroyal Chemical, as the case may be) so that the total annual benefit payable to him for life will be 50%, 55% or 60% of the average total compensation (including salary and bonus) paid to him during the highest five years of the last ten years prior to his normal retirement age, or, in the case of Mr. Ingulli, an alternate benefit determined under a previous supplemental retirement agreement with Uniroyal. A supplemental benefit in a reduced amount may be payable in the event of termination of employment prior to normal retirement age. At any time after the date on which benefit payments commence, the officer may elect to receive a single lump sum equal to 90% of the actuarial equivalent of the benefit otherwise payable to the officer. An officer may elect to have his supplemental benefit under the agreement paid in a form which will provide for the continuation of benefits, to a beneficiary selected by him, upon his death after retirement. Each agreement also provides for the payment of a reduced benefit to the officer's beneficiary in the event of his death prior to normal retirement age and for the payment of disability benefits in addition to those available under the Corporation's regular disability insurance program. Benefits under each agreement are payable only if the officer has completed at least five years of service after entering into the agreement (except in the case of Messrs. Ingulli, Eisenberg and Stephenson), does not voluntarily terminate his employment unless such termination is the result of his retirement under a retirement plan or is with approval of the Board, and meets certain other conditions set forth in the agreement.

     Each of the supplemental retirement agreements also provides that if, after a change in control of the Corporation (as defined in the agreement) has occurred, the officer's employment is terminated by the Corporation other than for cause, disability, or death or the officer resigns for good reason (as defined in the agreement), the officer will be vested in an unreduced benefit equal to 50%, 55% or 60% (whichever level is applicable to him under the agreement) of his average total compensation over the highest five of the last ten years of his employment. In the event the officer is under age 55 when terminated, the benefit would be based on his final average total compensation projected to age 55 in accordance with certain assumptions set forth in the agreement. The benefit would be paid annually for life commencing at age 65 (or, in the case of Messrs. Ingulli, Eisenberg and Stephenson, on their retirement date), with provision made for payment to the officer's beneficiary of the value of the expected benefit in the event of his death prior to attaining that age.

     The following table sets forth the estimated aggregate annual benefit payable to each of the officers named in the table under his supplemental retirement agreement, from employer contributions to the IARP or Uniroyal's defined benefit pension plan, upon retirement at or after normal retirement age based on each officer's compensation history to date and assuming payment of such benefit in the form of a life annuity:


                                        Estimated Annual
     Name of Individual               Retirement Benefit

Vincent A. Calarco..............        $         579,000
Charles J. Marsden..............                  170,025
Alfred F. Ingulli...............                  197,496
Joseph B. Eisenberg.............                  145,995
William A. Stephenson...........                  150,000

Employment Agreements

     Mr. Calarco is employed pursuant to an employment agreement which was amended and restated in February 1988. The amended agreement provides for Mr. Calarco's employment as Chairman of the Board, President and Chief Executive Officer for a term of three years, with automatic annual one year extensions of the term unless the Corporation gives notice at least 60 days prior to the anniversary of the date of the agreement that the term will not be extended. The amended agreement calls for a base salary of not less than $310,000 and for Mr. Calarco's continued participation in employee benefit plans and other fringe benefit arrangements substantially as in the past. In the event Mr. Calarco's employment is terminated by the Corporation other than for cause, disability, or death or by Mr. Calarco for good reason (as defined in the agreement), the Corporation is obligated to pay Mr. Calarco his salary to the date of termination, incentive compensation in an amount no less than the bonus paid to him for the prior year pro-rated to that date, and a lump sum termination payment equal to three times the sum of his then current salary and the highest bonus paid to him during the three years preceding his termination, to continue other employee benefits provided under the agreement for a period of three years or until he obtains other employment, and to make certain additional payments to cover any excise tax imposed under the Internal Revenue Code of 1986 on the amounts payable as a result of his termination and any legal fees incurred by Mr. Calarco in enforcing the Corporation's obligations under the agreement.

     The Corporation has entered into employment agreements with certain other key management employees, including Messrs. Marsden, Ingulli, Eisenberg, and Stephenson. Each agreement is operative upon the occurrence of a change in control (as defined in the agreement) and is intended to encourage the executive to remain in the employ of the Corporation by providing him with greater security. Absent a change in control, the agreement does not require the Corporation to retain the executive or to pay him any specified level of compensation or benefits except that Messrs. Ingulli, Stephenson and Eisenberg have agreements which require that they be paid severance payments in the event that they are terminated without cause or they resign for good reason (as defined in the agreements) during an annually renewable two-year period. In the event of a change in control, the agreement provides that there will be no change, without the executive's consent, in the salary, bonus opportunity, benefits, duties, and location of employment of the executive for a period of one or two years after the change in control. If, during such period, the executive's employment is terminated by the Corporation other than for cause, disability, or death or the executive resigns for good reason (as defined in the agreement), the Corporation will pay the executive his salary to the date of termination, incentive compensation in an amount no less than the bonus paid to him for the prior year pro-rated to that date, and a lump sum severance payment equal to two or three times (depending on the executive) the sum of his base salary and the highest or average (depending on the executive) bonus paid to him during the three years preceding his termination and will continue other employee benefits similar to those provided to the executive prior to his termination for a period of two or three years or until his earlier employment with another employer.

          APPROVAL OF SELECTION OF INDEPENDENT AUDITOR

     The Board of Directors has, subject to approval by the stockholders, selected the firm of KPMG Peat Marwick LLP, which has been the auditor of the Corporation for many years, to act as auditor for the fiscal year 1997 and to perform other appropriate accounting services. The Board of Directors recommends a vote for approval, and unless otherwise directed, proxies will be voted in favor of this selection. The affirmative vote of the holders of a majority of the shares of the Corporation represented and entitled to vote at the meeting is required for such approval.

     The Corporation has been advised that representatives of KPMG Peat Marwick LLP will be present at the annual meeting, with the opportunity to make a statement if they desire to do so and to respond to appropriate questions raised at the meeting.

         APPROVAL OF THE MATERIAL TERMS FOR PAYMENT
            OF ANNUAL INCENTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code prohibits the deduction by publicly held corporations of certain performance-based employee compensation exceeding one million dollars per year unless specified conditions are satisfied. To be deductible, such compensation must be paid solely on account of the attainment of one or more performance goals established by, and the achievement of which is certified by, a compensation committee consisting of two or more outside directors. In addition, the material terms of the performance goals used to determine the maximum compensation for covered executives under section 162(m) of the Internal Revenue Code must be disclosed to and approved by the shareholders of the corporation paying the compensation prior to payment.

     The Board of Directors seeks stockholder approval of the material terms for the payment of annual incentive compensation under the 1997 Management Incentive Plan so that any such compensation paid to covered executives will be fully deductible by the Corporation under section 162(m) of the
Internal Revenue Code.   The approval of the stockholders will
be a condition of the payment of incentive compensation under the plan.

     The Committee on Executive Compensation administers the 1997 Management Incentive Plan. Senior managers of the Corporation, including the Chief Executive Officer, are eligible to receive compensation under the plan. Each year, the Committee on Executive Compensation will determine who will be covered executives under applicable provisions of the Internal Revenue Code and will set goals for maximum payments under the plan using one or more of the following: earnings before interest and tax, net income after tax, return on
capital, cash flow or market share(s).   These goals may be set
on a corporate or business unit basis, on a pre- or post-tax basis and on an aggregate or per share basis.

     The maximum amount of annual incentive compensation which may be paid to any participant under the plan will be the lesser of 160% of the participant's fiscal year end salary or $2 million. The amount actually paid to a participant in any year may be less than the maximum if the Committee on Executive Compensation determines that other applicable measures of performance, if any, have not been met.

     The Board of Directors recommends a vote for approval of the material terms, as described above, for determination of annual incentive compensation under the 1997 Management Incentive Plan. The affirmative vote of the holders of a majority of the shares of the Corporation represented and entitled to vote at the meeting is required for such approval.

                   STOCKHOLDER PROPOSALS

     Under rules of the Securities and Exchange Commission, any proposal of a stockholder which is intended to be presented for action at the annual meeting of the stockholders to be held in 1998 must be received by the Corporation at its principal executive offices by November 16, 1997, in order to be considered for inclusion in the Proxy Statement and form of proxy relating to the 1998 meeting.

                    AMENDMENT OF BY-LAWS

     At its regular meeting on January 20, 1997, the Board of Directors voted unanimously to amend Article I, Section 1 of the By-Laws of the Corporation to provide that the annual meeting of the stockholders shall be held on the last Tuesday of April each year. Prior to the amendment, the By-Laws required that such a meeting be called on the second Tuesday of April each year.

                   OTHER MATTERS

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors and persons who own more than ten percent of a registered class of the Corporation's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no forms 5 were required for those persons, the Corporation believes that during fiscal year 1996, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

     As of the date of this statement, the Board of Directors does not know of any matter other than those referred to in this Proxy Statement as to which action is expected to be taken at the annual meeting of stockholders.

     The affirmative vote of the holders of a plurality of the shares which are present in person or represented by proxy at the meeting is required to elect directors, and the affirmative vote of the holders of a majority of the shares which are present in person or represented by proxy is required to approve all other matters listed in the notice of meeting. Proxies which are marked "abstain" on the proposals to be voted upon at the meeting will be counted for the purpose of determining the number of shares represented in person and by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against the matters to be considered at the meeting. Shares not voted on any such matter on proxies returned by brokers will be treated as not represented at the meeting as to such matter.

     The shares represented by proxies in the form solicited by the Board of Directors will be voted at the meeting. Where a choice is specified on the proxy with respect to a matter to be voted upon, the shares represented by the proxy will be voted in accordance with the specification so made. If no choice is specified, such shares will be voted for (i) the election as directors of the three nominees for Class III directorships named herein, (ii) in favor of the selection of KPMG Peat Marwick LLP as auditor for fiscal year 1997, and (iii) in favor of the material terms for payment of annual incentive compensation.

     If any business not referred to in this Proxy Statement shall properly come before the meeting, it is intended that those persons named as proxies will vote the proxies in accordance with their judgment of the best interests of the Corporation and its stockholders.

     The cost of solicitation will be borne by the Corporation. In addition to solicitation by mail, the management of the Corporation may solicit proxies personally or by telephone and has retained the firm of D. F. King & Co., Inc. to assist in such solicitation at a fee of $4,000. The Corporation may also request brokerage firms and other nominees or fiduciaries to forward copies of its proxy material to beneficial owners of stock held in their names, and the Corporation may also reimburse such persons for reasonable out-of-pocket expenses incurred by them in connection therewith.

                     By Order of the Board of Directors,


                              /s/ John T. Ferguson II

                              JOHN T. FERGUSON II
                                    Secretary

Dated: March 28, 1997



[PROXY CARD]
CROMPTON & KNOWLES CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

For Annual Meeting on April 29, 1997, at Tara Stamford Hotel
2701 Summer Street, Stamford, Connecticut, 11:15 A.M.

The undersigned appoints VINCENT A. CALARCO, CHARLES J. MARSDEN, and JOHN T. FERGUSON, II or any of them, with power of substitution, proxy and attorney for the undersigned to vote all shares of stock of Crompton & Knowles Corporation which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of said Corporation to be held on Tuesday, April 29, 1997, and any adjournments thereof, with all powers the undersigned would have if present, upon the proposals set forth on the reverse side and in their discretion on all matters properly coming before the meeting, including those described in the Notice and Proxy Statement therefor, receipt of which is acknowledged.

     This Proxy will be voted as directed, or where no direction is given, will be voted "FOR" Proposals Nos. 1, 2 and 3. If any nominee for the Board of Directors named in the Proxy
Statement is unavailable to serve, this Proxy will be voted for such substitute nominee as may be recommended by the Board of Directors. The Board of Directors is not aware of other matters to come before the meeting.


CONTINUED, AND TO BE VOTED, SIGNED, AND DATED ON THE REVERSE
SIDE


CROMPTON & KNOWLES CORPORATION

The Board of Directors recommends a vote FOR Proposals 1,2 and
3.

1.  Election of Robert A. Fox, Roger L. Headrick, Leo I.
Higdon, Jr. to serve for a term expiring in 2000.

FOR ALL NOMINEES            WITHHOLD AUTHORITY
with exceptions noted       FOR ALL NOMINEES

(To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)
2.  Approval of the selection by the Board of KPMG Peat Marwick
LLP as independent auditors for 1997.


    FOR          AGAINST          ABSTAIN

3. A proposal to approve the material terms of the performance goals under which annual incentive compensation is determined under the 1997 Management Incentive Plan.

     FOR        AGAINST       ABSTAIN



PROXY


PLEASE MARK YOUR VOTES    or X

Dated:                                    , 1997

SIGNATURE(S) OF STOCKHOLDER(S)

Note:  Signature should agree with name stenciled hereon.
When signing as executor, administrator, trustee, or attorney, please give full title as such. For joint accounts or co-fiduciaries, all joint owners or co-fiduciaries should sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS